Dear ESC Medical Systems Shareholder:


 A little more than a month ago, a new Board of Directors and Chief Executive Officer were appointed at ESC Medical. Working together, we have made considerable progress about which we wanted to apprise you.

 The two most important issues we face are to realign our cost structure and maximize customer satisfaction.

 Currently, our cost structure is based on revenue levels exceeding $200 million. Based on first half year results, our annualized revenue level this year would be approximately $140 million. This misalignment of costs and revenues is a drain on cash flow and operating earnings. Accordingly, we have retained McKinsey & Company, Inc. to assist us in developing a restructuring plan, including product and facilities rationalization, as well as evaluating the market potential of different applications, with an eye on future revenue growth. We anticipate that it will take an additional 60 to 90 days to develop this comprehensive plan, and the overall costs associated with its implementation, while as yet undetermined, will likely be charged to earnings in the third quarter of this year.

 We are taking concrete steps to maximize customer satisfaction. We recently initiated our "Customer Driven/Customer Focused" program to strengthen our relationships with customers and deliver the highest quality products and services to meet and exceed the market's needs.

 Another key objective is to put in place a proper organizational infrastructure, including clearly defined policies, processes and financial controls to improve management information and, in turn, decision making efficiency and effectiveness.

 Currently, we are engaged in too many new technologies and R&D projects across different fields. We will now focus our operations on our core competencies, which we are defining as the aesthetic and surgical markets. We will seek to identify strategic partners and joint ventures for existing projects in these areas in order to maximize their commercial potential.

 We also committed to our shareholders to enhance the Company's corporate governance. We have now appointed new members to key committees, including the Executive, Audit and Compensation committees. The Executive Committee has already met twice and is taking a proactive role in assisting me in formulating strategic direction and restructuring plans. The Board, which now stands at ten members following the resignations of Marshall Butler and Dan Suesskind, has also requested Dr. Darrell Riegel, a Board member who currently serves as the president of the American Academy of Dermatology, to form a Medical Advisory Board comprised of leading physicians who will provide essential feedback in helping us to develop our future direction.

 As a result of the re-constitution of the Board effected at the end of June, ESC Medical no longer qualifies as a foreign private issuer under U.S. securities laws, and, consequently, will now file quarterly reports on Form 10Q. The report for the second quarter ended June 30, 1999 is expected to be filed on or about the middle of August.
 We are currently in the process of finalizing second quarter results, and expect revenues to be approximately $40 million, a significant improvement from the first quarter. Gross margins, however, have deteriorated for a number of reasons, including pricing pressures and higher operating expenses. In addition, we anticipate having to take significant write-offs related to the solicitation of proxies, inventory and accounts receivable levels, and warranty expense. As a result, we expect to report a significant loss for the quarter.

 While the Company still has many challenges to overcome, it is equally clear that we have a very strong competitive position and foundation upon which to grow and build shareholder value. We have the widest range of technology and applications in the aesthetic and surgical markets. We also have the largest installed base, exceeding 18,000 products worldwide, on which we can capitalize to generate future revenue growth. We have many new focused products and applications in the pipeline which will also contribute to our ability to resume our growth track following the completion of the restructuring.

 We are committed to enhancing the value of ESC to our shareholders by implementing programs that concentrate our efforts on our core capabilities and, in turn, serving these markets better than competitors.

 We look forward to continuing to report our progress to you.

 Sincerely,


 Yacha Sutton, Chief Executive Officer